EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Stamps.com Press & Investor Contact:
Austin Rettig
Director, Investor Relations
(310) 581-7552
http://investor.stamps.com

Stamps.com Reports Second Quarter 64% Year Over Year Revenue Growth

Thursday July 22, 8:07 am ET

Company Continues to Anticipate Profitability in the Fourth Quarter of 2004

SANTA MONICA, Calif., July 22 /PRNewswire-FirstCall/ — Stamps.com™ (Nasdaq: STMP — News) today announced financial results for the second quarter of 2004. Second quarter revenue reached an all time quarterly high of $8.2 million, up 64% versus the second quarter of 2003 and up 8% versus the first quarter of 2004. In addition, Stamps.com reaffirmed the fiscal 2004 guidance that it gave during the first quarter of 2004 for anticipated profitability in the fourth quarter of 2004.

Additional second quarter 2004 financial results and highlights include the following:

*	Service fee subscription revenue of $6.6 million, up 60% versus the second quarter of 2003; this is Stamps.com’s highest year over year growth for service fees to date.

*	Online store revenue of $1.2 million, up 52% versus the second quarter of 2003.

*	Gross margin of 63%, an increase of 2% versus the first quarter 2004 reported gross margin of 61%.

*	Net loss of $2.3 million, or $0.10 per weighted average share.

*	Nearly all new subscribers registered under the higher value “power plan” subscription.

*	Total dollar value of postage printed across the entire customer base of $35.7 million, up 59% versus the second quarter of 2003.

“This is the second consecutive quarter where we have accomplished year over year total revenue growth that exceeds 60%,” said president and CEO Ken McBride. “We also continue to be pleased with our customer acquisition trends, particularly given that nearly all of our acquisition is now under the higher value power plan pricing model.”

Stamps.com reported a net loss of $2.3 million for the second quarter of 2004 compared to a net loss of $2.8 million in the second quarter of 2003 and a net loss of $4.5 million in the first quarter of 2004. On a per share basis, the net loss was $0.10 in the second quarter of 2004 based on the weighted average common shares outstanding of 22.4 million. As expected, the second quarter loss includes approximately $1.0 million of costs in other income related to a write down of assets that are no longer in use following a move of the company’s corporate headquarters.

During the third quarter of 2004, Stamps.com received USPS approval to proceed with a limited market test of a new form of postage that will allow customers to create a more customized look and feel within a NetStamps-like product. This new form of postage will be an ideal way for customers to include individual business logos, photos, or other graphic images along with their mailings. Stamps.com plans to begin marketing this new product on a limited basis during the third quarter of 2004.

Stamps.com also announced today that its Board of Directors has authorized a new repurchase program for up to $20 million of its common stock over the next 12 months. This program supersedes all formerly announced repurchase programs. The company’s purchase of any of its shares is subject to limitations that may be imposed on such purchases by applicable securities laws and regulations and the rules of The Nasdaq Stock Market. Purchases may be made in the open market or in privately negotiated transactions from time to time at management’s discretion. The timing of purchases, if any, and the number of shares to be bought at any one time will depend on market conditions. Stamps.com did not repurchase any shares during the second quarter of 2004.

For the third quarter of 2004, Stamps.com anticipates that revenue will be approximately $8.7 million and that gross margin will be in the high 60% range. Total net loss for the third quarter is anticipated to be approximately $0.01 per weighted average share. For the fourth quarter of 2004, Stamps.com anticipates that revenue will be approximately $9.4 million and that gross margin will be in the high 60% range. The company expects to achieve profitability in the fourth quarter of 2004.

The Stamps.com financial results conference call will be web cast today at 2:00 p.m. Eastern Time and may be accessed at investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same location.

About Stamps.com

Stamps.com (Nasdaq: STMP — News) is a leading provider of Internet-based postage services. Stamps.com enables customers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection. The Company targets its services to small businesses and home offices, and currently has partnerships with companies including Microsoft, CompUSA, EarthLink, HP, NCR, Office Depot, Vendio and the U.S. Postal Service.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve risks and uncertainties. Important factors, including the Company’s ability to complete its products and obtain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and NetStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

For further information, please contact: Investors, Austin Rettig, Director, Investor Relations of Stamps.com, +1-310-482-5830; or Press, Josh Aroner of PR21, +1-415-369-8107, josh.aroner@pr21.com, for Stamps.com.

STAMPS.COM INC.

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2004	2003	2004	2003
Net revenues	$8,161	$4,962	$15,741	$9,518
Cost of net revenues	2,987	1,794	5,917	3,528
Gross profit	5,174	3,168	9,824	5,990
Operating expenses:
Sales and marketing	2,733	1,149	5,731	2,137
Research and development	1,404	1,177	3,684	2,383
General and administrative	2,651	4,331	7,032	7,978
Restructuring and writedown charges	—	270	—	270
Total operating expenses	6,788	6,927	16,447	12,768
Loss from operations	(1,614)	(3,759)	(6,623)	(6,778)
Other income (loss):
Interest income	256	916	762	1,866
Loss on disposal of assets	(987)		(987)
Total other income (loss)	(731)	916	(225)	1,866
Net loss	$(2,345)	$(2,843)	$(6,848)	$(4,912)
Basic and diluted net loss per share	$(0.10)	$(0.12)	$(0.31)	$(0.22)
Weighted average shares outstanding used in basic and diluted per share calculation	22,365	21,976	22,287	22,079

CONDENSED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,240	$24,526
Short-term investments	7,591	47,688
Restricted cash	554	3,722
Trade accounts receivable	1,210	948
Other accounts receivable	93	777
Other current assets	778	671
Total current assets	20,466	78,332
Property and equipment, net	3,342	4,213
Intangible assets, net	5,315	5,870
Long-term investments	64,208	86,838
Other assets	3,097	3,011
Total assets	$96,428	$178,264
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,098	$3,779
Total current liabilities	4,098	3,779
Stockholders’ equity:
Common stock	45	45
Additional paid-in capital	600,464	676,568
Treasury Stock	(1,411)	(2,673)
Accumulated deficit	(506,227)	(499,379)
Unrealized loss on investments	(541)	(76)
Total stockholders’ equity	92,330	174,485
Total liabilities and stockholders’ equity	$96,428	$178,264

Source: Stamps.com